Exhibit 99

9503 East 33rd Street Indianapolis, IN 46235 (800) CELADON (317) 972-7000

For more information: Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	FOR IMMEDIATE RELEASE January 25, 2012

CELADON GROUP REPORTS SECOND FISCAL QUARTER FINANCIAL RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today reported its financial and operating results for the three and six months ended December 31, 2011, the second fiscal quarter of the Company's fiscal year ending June 30, 2012.

Revenue for the quarter increased 6.3% to $141.5 million in the 2011 quarter from $133.1 million in the 2010 quarter.  Freight revenue, which excludes fuel surcharges, increased to $112.4 million in the 2011 quarter from $111.6 million in the 2010 quarter.  Net income increased 86.2% to $5.4 million in the 2011 quarter from $2.9 million for the same quarter last year.  Earnings per diluted share increased to $0.24 in the 2011 quarter from $0.13 for the same quarter last year.

For the six months ended December 31, 2011, revenue increased 3.5% to $283.0 million in 2011 from $273.4 million for the same period last year.  Freight revenue, which excludes fuel surcharges, decreased 2.7% to $224.7 million in 2011 from $231.0 million for the same period last year.  Net income increased 47.9% to $10.8 million in 2011 from $7.3 million for the same period last year.  Earnings per diluted share increased to $0.48 in 2011 from $0.32 for the period last year.

Chairman and CEO Steve Russell commented on the December 2011 quarter.  "Earnings per share of twenty four cents compared with thirteen cents in the December 2010 quarter.  Our average rate per loaded mile improved to $1.53, up approximately five cents per mile from the December 2010 quarter, or approximately four percent.  Cost controls and operating efficiencies continued to positively impact results.  Operating ratio improved to 92.5 in the December 2011 quarter from 95.0 in the December 2010 quarter."

"The truckload industry has been experiencing a significant driver shortage.  To address this situation, we completed two asset acquisitions in the December 2011 quarter, American Eagle, the non-refrigerated division of Frozen Food Express and USF Glen Moore, Inc.  As a consequence,  average seated count increased to 2,633 in the December 2011 quarter, up from 2,529 in the September 2011 quarter.  We expect our seated count to increase in the March 2012 quarter as the USF Glen Moore, Inc. acquisition was completed at the end of December."

"Our balance sheet remains solid and we retain significant liquidity to support the growth of our business.  At December 31, 2011, we had $179.6 million of stockholders' equity and $36.5 million of total balance sheet borrowings of which we had $34.5 million in bank borrowings outstanding on our $100 million bank line at December 31, 2011."

On January 24, 2012, our Board of Directors has approved a regular cash dividend to shareholders for the quarter ending March 31, 2012.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on April 16, 2012 to shareholders of record at the close of business on April 4, 2012.

Conference Call Information

An investor conference call is scheduled for Thursday, January 26, at 10:00 a.m. EST. Steve Russell and other members of management will discuss the results of the quarter.  To listen and participate in a questions-and-answers exchange, simply dial 866-551-3680 pin number 46518598 followed by the # key a few minutes prior to the start time.  A replay will be available through February 24 by dialing 866-551-4520 and entering call back code 279251 followed by the # key.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico.  The company also owns Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2011	2010	2011	2010

REVENUE:
Freight revenue	$112,379	$111,553	$224,676	$231,023
Fuel surcharge revenue	29,135	21,578	58,317	42,397
Total revenue	141,514	133,131	282,993	273,420

OPERATING EXPENSES:
Salaries, wages, and employee benefits	37,562	37,574	75,122	75,701
Fuel	37,063	30,931	75,530	63,202
Purchased transportation	27,302	25,426	54,435	51,300
Revenue equipment rentals	6,269	6,728	12,178	14,277
Operations and maintenance	10,177	10,050	19,979	20,143
Insurance and claims	3,676	3,468	6,719	7,593
Depreciation and amortization	5,766	6,769	11,360	14,296
Cost of products and services sold	-	1,350	-	2,748
Communications and utilities	998	1,062	1,903	2,169
Operating taxes and licenses	2,595	2,432	5,104	4,825
General and other operating	1,668	1,705	3,297	3,449
Total operating expenses	133,076	127,495	265,627	259,703

Operating income	8,438	5,636	17,366	13,717

Interest expense	160	565	203	1,027
Interest income	(44)	(15)	(52)	(31)
Other income	(211)	(79)	(498)	(146)
Income before income taxes	8,533	5,165	17,713	12,867
Income tax expense	3,085	2,307	6,893	5,588
Net income	$5,448	$2,858	$10,820	$7,279

Income per common share:
Diluted	$0.24	$0.13	$0.48	$0.32
Basic	$0.24	$0.13	$0.49	$0.33

Diluted weighted average shares outstanding	22,697	22,569	22,687	22,563
Basic weighted average shares outstanding	22,248	22,051	22,233	22,054

Key Operating Statistics

	For the three months ended		For the six months ended
	December 31,		December 31,
	2011	2010	2011	2010

Average revenue per loaded mile (*)	$1.528	$1.477	$1.527	$1.474
Average revenue per total mile (*)	$1.363	$1.319	$1.363	$1.320
Average revenue per tractor per week (*)	$2,823	$2,794	$2,901	$2,880
Average miles per seated tractor per week(**)	2,072	2,116	2,124	2,178
Average seated line-haul tractors(**)	2,633	2,687	2,581	2,688

*Freight revenue excluding fuel surcharge and our Mexican subsidiary Jaguar.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2011 and June 30, 2011
(Dollars in thousands except par value amounts)

	(unaudited)
	December 31,	June 30,
ASSETS	2011	2011
Current assets:
Cash and cash equivalents	$1,418	$25,673
Trade receivables, net of allowance for doubtful accounts of $1,057 and $1,045 at December 31, 2011 and June 30, 2011, respectively	60,615	64,723
Prepaid expenses and other current assets	13,808	14,403
Tires in service	6,793	6,594
Assets held for sale	25,653	---
Income tax receivable	2,131	---
Deferred income taxes	3,868	3,940
Total current assets	114,286	115,333
Property and equipment	247,991	213,222
Less accumulated depreciation and amortization	76,319	80,592
Net property and equipment	171,672	132,630
Tires in service	3,182	2,914
Goodwill	16,702	16,702
Investment in unconsolidated companies	3,153	2,902
Other assets	6,582	1,701
Total assets	$315,577	$272,182

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,629	$10,475
Accrued salaries and benefits	11,871	13,192
Accrued insurance and claims	10,853	13,360
Accrued fuel expense	9,468	11,113
Other accrued expenses	18,499	15,729
Current maturities of capital lease obligations	363	354
Income taxes payable	---	1,778
Total current liabilities	64,683	66,001
Long-term debt	34,531	---
Capital lease obligations, net of current maturities	1,556	1,740
Deferred income taxes	35,229	31,740
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued and outstanding 23,875,833 and 23,886,601 shares at December 31, 2011 and June 30, 2011, respectively	788	788
Treasury stock at cost; 1,258,319 and 1,364,364 shares at December 31, 2011 and June 30, 2011, respectively	(8,677)	(9,408)
Additional paid-in capital	100,250	99,906
Retained earnings	92,297	82,367
Accumulated other comprehensive loss	(5,080)	(952)
Total stockholders' equity	179,578	172,701
Total liabilities and stockholders' equity	$315,577	$272,182

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